UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: April 22, 2008
(Date of earliest event reported)
Akorn, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-32360	72-0717400
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS 60089
(Address of principal executive offices, zip code)

(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.03 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 22, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Akorn, Inc. (the “Company”) approved certain management bonus objectives for 2008 for each of Mr. Arthur S. Przybyl, the Company’s President and Chief Executive Officer; Mr. Jeffrey A. Whitnell, the Company’s Chief Financial Officer; Dr. Abu S. Alam, the Company’s Senior Vice President, New Business and Product Development; Mr. John R. Sabat, the Company’s Senior Vice President, National Accounts and Trade Relations; and Mr. Mark Silverberg, Senior Vice President, Global Quality Assurance and Regulatory (each of the foregoing individuals, an “Executive Officer”). These objectives are intended to incentivize achievement of the Company’s strategic plan and budget for 2008.
     Pursuant to the objectives approved by the Committee, Mr. Przybyl is eligible to receive a one-time cash bonus of up to $330,000, which equals 75% of his annual base compensation rate, if he achieves all of the financial and operational objectives set forth for him in 2008.
     Pursuant to the objectives approved by the Committee, Mr. Whitnell is eligible to receive a one-time cash bonus of up to $123,750, which equals 45% of his annual base compensation rate, if he achieves all of the financial and operational objectives set forth for him in 2008.
     Pursuant to the objectives approved by the Committee, the Executive Officers other than Mr. Przybyl and Mr. Whitnell are each eligible to receive a one-time cash bonus of up to 30% of their respective annual base compensation rate, if such Executive Officer achieves all of the financial and operational objectives set forth for him in 2008. Dr. Alam’s annual base compensation rate for 2008 is $213,675. Mr. Sabat’s annual base compensation rate for 2008 is $213,675. Mr. Silverberg’s annual base compensation rate for 2008 is $236,500.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	2008 Management Bonus Objectives*

* Confidential Treatment Requested for portions of this exhibit Under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: April 24, 2008